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PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151


                                  April 2, 2001

Beverly C. Chell, Esq.
Vice Chairman, General Counsel
   and Secretary
PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151

Dear Beverly:

The purpose of this letter is to set forth the terms and conditions of certain aspects of the employment arrangement between PRIMEDIA Inc. (the "Company") and you (the "Executive").

1. Effective May 1, 2000, the Executive's base annual salary increased to $700,000 and her target bonus percentage under the Executive Incentive Compensation Plan (discretionary and non-discretionary together) remained at 55% of base annual salary. In addition, the Executive will be eligible for an annual discretionary cash bonus of up to $700,000 for superlative performance with respect to licensing and international opportunities.

2. The Executive shall receive a one-time cash payment of $117,600, payable in March 2001, in consideration of the cancellation of the Executive's participation in the 1998 - 2000 and 1999 -2001 performance cycles under the Company's Long Term Performance Plan.

3. The Executive has been or shall be, as indicated below, at the first date stock options are granted to anyone, granted stock options in each of the Internet entities listed below (each an "Internet Entity") equal to the respective percentage set forth below next to each such Internet Entity of the "Fully Diluted Equity" of the Internet Entity. For the purposes hereof, Fully Diluted Equity shall mean that number of shares determined by multiplying 120% by the actual number of common shares of such Entity outstanding excluding all options. All such stock options shall vest in accordance with the terms of the applicable stock option agreement.

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
                                    Percentage of Fully
         Internet Entity                 Diluted Equity
         ------------------         -------------------
         Iclick                              .30%     (granted prior to the date hereof)
         HPCi                                .25%
         GR8RIDE                             .25%
         Teen                                .25%
         Baby                                .25%
         Bride                               .25%
         Enthusiast                          .25%     (this may be in each of Outdoor, Craft,
                                                      History, etc, in lieu thereof)
         NYMetro                            .125%
         SoapCity                            .10%     (If the transaction with SONY is consummated)
         Broadband                             1%

4. The per share stock option exercise price for options in the Internet Entities shall be $1.00; PROVIDED, however, in the event of a stock split, stock dividend, recapitalization, reorganization or other similar adjustment in the equity capital of the issuing Internet Entity ("Stock Change") which occurred between original formation of the entity in question and the date hereof or occurs after the date hereof, the Company shall make a corresponding adjustment in the exercise price and the number or type of shares applicable to the option to purchase the shares subject to the Stock Change. The date of grant for the Internet Entities shall be:

     (a)  with respect to Broadband, the date of grant is May 1, 2000;

     (b)  with respect to NYMetro, the date of grant is March 24, 2000;

     (c) for SoapCity, the closing date of the venture between Soap Opera Digest and Sony's Soapsonline; and

     (d) with respect to IClick, HPCi, GR8RIDE, Teen, Baby, Bride, and Enthusiast, the date of grant is July 28, 1999.

     Vesting on all Internet Entities shall be 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter. Unless otherwise provided in the plan or agreement pursuant to which the options were granted, vesting only occurs during the Executive's continued employment with the Company.

5. In the event that an Internet Entity is in a form other than that of a corporation, (such as an LLC, partnership, etc.), then options to acquire LLC units, partnership interests, etc., having the same economics and other effects as stock options shall be granted.

6. In recognition of the Executive's service with the Company, the Company shall pay to the Executive the following supplemental retirement benefit:
     (a) in the event the event of the Executive's retirement or other termination of employment with the Company ("Retirement") at or after age 65 or in the event of a Change in Control (as hereinafter defined), the Executive shall be entitled to an amount equal to $200,000 per annum for

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     the remainder of the Executive's life (the "Supplemental Retirement
     Benefit"); or (b) in the event of the Executive's Retirement between the age of 60 and 65, the Supplemental Retirement Benefit shall be reduced by 7% for each year (prorated to the nearest month) that payments commence prior to age 65; provided, however, that if the interest rate on 30-Year Treasuries is lower than 6% on the date payments commence, then the 7% factor will be actuarially reduced in a consistent manner. The Supplemental Retirement Benefit shall be payable monthly in equal installments commencing with the first day of the first month following the Executive's Retirement. The Company shall provide an example of the Supplemental Retirement Benefit to the Executive when requested.

     In the event of the Executive's death prior to the commencement of her Supplemental Retirement Benefit, the Executive's spouse shall receive a "Supplemental Retirement Death Benefit." The Supplemental Retirement Death Benefit shall be calculated as if the Executive had retired on the day before the Executive died and had elected a 50% joint and survivor annuity benefit. Based on the ages of Executive and her spouse, the joint and survivor annuity factor shall be 93%; provided, however, that if the interest rate on 30-Year Treasuries is lower than 6% on the date of the Executive's death, then the 93% joint survivor annuity factor shall be actuarially increased in a consistent manner. The Supplemental Retirement Death Benefit shall be payable in equal monthly installments commencing with the first day of the first month following the Executive's death and ending with the month of the death of the Executive's spouse.

     For purposes this paragraph 6, "Change of Control" shall mean the occurrence of the any one of the following events:

     (a) a transaction or series of related transactions whereby KKR Associates and/or its affiliates ("KKR") sells or otherwise disposes of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of securities of the Company representing 35% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors of the Company to any single person or group (within the meaning of Section 13(d)(3) of the 1934 Act, and the rules and regulations promulgated thereunder), other than to an affiliate of KKR, and in connection with or following such disposition such single person or group obtains control of a majority of the seats (other than vacant seats) on the Board;

     (b) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets:

     (c) all of substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entity, if any, that succeeded to the business of the Company); or

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     (d)  the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

7. With respect to PRIMEDIA stock options, the Executive shall have the right to pay the option exercise price by delivering shares of PRIMEDIA common stock which the Executive has held for six months or more that have a market value (based on the closing price on the trading day preceding the date of exercise) equal to the aggregate exercise price of the stock options being exercised. It is understood and agreed that other than the exercise price all payments required to be made in connection with the exercise of a stock option shall be made in cash.

8. Provided that the exercise of stock options for deferred restricted stock units does not result in an earnings charge to the Company's earnings, the Executive may, six months prior to the exercise of any exercisable PRIMEDIA stock options, elect to exercise the stock options for deferred restricted stock units. Upon exercise of the stock options in accordance with stock option agreements and the above, the receipt of the shares of common stock otherwise issuable upon the exercise of the stock options will be deferred in accordance with the Executive's deferral election and a Rabbi Trust shall be established for the benefit of the Executive to hold that number of shares equal to the number of deferred restricted stock units issued.

9. Nothing in this letter agreement shall constitute an undertaking by the Executive to stay in the Company's employ nor by the Company to continue the Executive in its employ.

10. This letter agreement shall be governed and interpreted and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York. In the event there is a dispute under this letter agreement, the parties agree that such dispute shall be determined in an arbitration proceeding conducted by the American Arbitration Association, and its applicable rules, in New York City. Each and every decision of the arbitrators shall be binding on the parties hereto.

11. Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (a) five business days after deposit in the United States mails, with proper postage prepaid, whether by air, first class, registered or certified mail; (b) one business day after being deposited with an overnight courier with all charges prepaid; or (c) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified, and sent to the address indicated as follows:

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     If to the Company:         PRIMEDIA Inc.
                                745 Fifth Avenue
                                New York, NY 10151
                                Attn:  Michaelanne Discepolo

     If to the Executive:       To address first above written

     or to such other address as such party may specify to the other in writing in accordance with the provisions hereof.

12. Waiver by either party of a breach of any provision of this letter agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

13. This instrument contains the entire agreement and understanding of the parties hereto with respect to the specific matters covered herein and is not intended to change or modify any of the terms of any agreement between the Executive and the Company except as specifically stated herein. This instrument may not be changed except by an agreement in writing signed by the Executive and the Company.

Please indicate your agreement with the foregoing terms by executing this letter agreement in the space indicated below.

                                                  Very truly yours,

                                                  PRIMEDIA Inc.


                                                  By: /s/ Michaelanne Discepolo
                                                     --------------------------
                                                  Title: EVP, Human Resources


AGREED TO AND ACCEPTED:


/s/ Beverly C. Chell
-------------------------------
By:  Beverly C. Chell